                                                                     EXHIBIT 12

                      CENDANT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                              NINE MONTHS
                                 ENDED                            YEARS ENDED DECEMBER 31,
                             SEPTEMBER 30,  ----------------------------------------------------------------------
                                 1997          1996           1995           1994          1993           1992
                             -------------  -----------    -----------   -----------    -----------    -----------
Income before income
   taxes, minority interest
   and extraordinary
   loss (1)                   $   747,230   $   713,670    $   503,332   $   464,332    $   365,930    $   236,949
Plus: Fixed charges               304,720       345,421        302,539       238,212        206,031        240,103
Less: Capitalized interest           --            (560)          --            (246)          (440)          --
                              -----------   -----------    -----------   -----------    -----------    -----------

Earnings available to
   cover fixed charges        $ 1,051,950   $ 1,058,531    $   805,871   $   702,298    $   571,521    $   477,052
                              ===========   ===========    ===========   ===========    ===========    ===========

Fixed charges (1, 2):
Interest, including
   amortization of
   deferred loans costs       $   281,207   $   317,127    $   280,499   $   219,417    $   187,447    $   226,350
Capitalized interest                 --             560           --             246            440           --
Interest portion of
   rental payment                  23,513        27,734         22,040        18,549         18,144         13,753
                              -----------   -----------    -----------   -----------    -----------    -----------

Total fixed charges           $   304,720   $   345,421    $   302,539   $   238,212    $   206,031    $   240,103
                              ===========   ===========    ===========   ===========    ===========    ===========

Ratio of earnings to
   fixed charges                     3.45          3.06           2.66          2.95           2.77           1.99
                              ===========   ===========    ===========   ===========    ===========    ===========

---------
(1) For years ended 1992 through 1995, information included for the Company and PHH Corporation is based on the fiscal years ended January 31.

(2) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operation lease rentals).